Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 29, 2020, relating to the financial statements and financial highlights of Cambria Global Tail Risk ETF (formerly, Cambria Sovereign Bond ETF) a series of Cambria ETF Trust, for the year ending April 30, 2020, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Accounting and Legal Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Milwaukee, Wisconsin

March 12, 2021